Exhibit 10.8

AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

JAMES P. MITCHELL

           THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) replaces in its entirety the Employment Agreement dated November 1, 2003, and is entered into by and between Swift Energy Company, a Texas corporation (the “Company”), and James P. Mitchell effective November 4, 2008.

W I T N E S S E T H:

WHEREAS, Employee is employed as Vice President—Commercial Transactions and Land of the Company; and

WHEREAS, as approved by the Compensation Committee of the Board of Directors of the Company (the “Board”), the Company and Employee wish to document certain terms of employment of Employee in such capacity;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and Employee hereby agree as follows:

1. Employment and Term of Employment.  Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ Employee, and Employee hereby agrees to serve as Vice President—Commercial Transactions and Land of the Company, or in such other or additional position as is mutually acceptable to both Employee and the Company, for a period of three years commencing on the date hereof, which period shall automatically be extended for an additional year on each anniversary of this Agreement thereafter (such period, as so extended from time to time, the “Term of Employment”) unless notice to the contrary is given by either party to this Agreement not less than 60 days prior to any anniversary of this Agreement.

2. Scope of Employment.  During the Term of Employment, (i) Employee will serve as Vice President—Commercial Transactions and Land with the duties, powers and responsibilities of such position set forth in the bylaws of the Company as further reasonably designated by the CEO and/or the Board, or in such other or additional position as is mutually acceptable to both Employee and the Company and approved by the Board, and Employee will perform diligently to the best of his ability those duties in a manner that promotes the business, interests and goodwill of the Company.

3. Compensation.  During the Term of Employment, the Company shall compensate Employee for his services hereunder in such amount as shall be determined by the Compensation Committee of the Board from time to time.

4. Benefits.  As additional compensation for Employee’s services under this Agreement, during the Term of Employment the Company agrees to provide Employee with the following reimbursements and benefits, which reimbursements and benefits may or may not be taxable to Employee based on federal income tax laws, rules and regulations in effect from time to time:

(a) The Company shall reimburse Employee for reasonable and necessary expenses incurred by Employee in furtherance of the Company’s business, including a mileage allowance for all business-related travel on a per-mile basis at a rate equivalent to that allowed by the Internal Revenue Service, provided that such expenses are incurred in accordance with the Company’s policies and upon presentation of documentation in accordance with expense reimbursement policies of the Company as they may exist from time to time, and submission to the Company of adequate documentation in accordance with federal income tax regulations.  Approved expenses will be reimbursed no later than the end of the calendar year next following the calendar year in which such expenses were incurred, and the required documentation must be submitted so as to provide sufficient time for reimbursement within such time limitation.

(b) Employee may participate in any non-cash benefits provided by the Company to its employees as they may exist from time to time.  Such benefits shall include, but not be limited to, leave or vacation time, medical and dental insurance, life insurance, accidental death and dismemberment insurance, health club dues reimbursements, retirement benefits and disability benefits, as such benefits may hereafter be provided by the Company in accordance with its policies in force from time to time.

(c) During the Term of Employment, the Company will reimburse Employee up to $7,500 per calendar year for third party fees, legal fees and expenses actually paid by Employee for tax return preparation, and/or financial planning services, provided that the Company shall be obligated to pay, and shall pay, such third party fees legal fees or other expenses no later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred.  The amount of such third party fees, legal fees, or other expenses that the Company is obligated to pay in any given calendar year shall not affect the third party fees, legal fees or other expenses that the Company is obligated to pay in any other calendar year.  The Employee’s right to have the Company pay such third party fees, legal fees or other expenses may not be liquidated or exchanged for any other benefit.

5. Confidentiality.

(a) Employee recognizes that the Company’s business involves the handling of confidential information of both the Company and the Company’s affiliates, subsidiaries, joint venture partners and industry partners, and requires a confidential relationship between them and the Company and Employee, and Employee and the Company acknowledge the execution of an agreement entitled “Employee Confidentiality Agreement” and hereby agree that the Employee Confidentiality Agreement, as the same may be amended from time to time (the “Confidentiality Agreement”), shall govern the Employee’s obligations with respect to Confidential Information, as that term is defined in the Confidentiality Agreement.  A breach of the Confidentiality Agreement shall be deemed to be a breach of this Section 5(a).

(b) Employee specifically covenants and agrees not to, directly or indirectly, make or cause to be made to anyone any statement, orally or in writing, criticizing or disparaging the Company, its directors, officers or employees, or commenting in a negative fashion on the operations or business reputation of the Company, its directors, officers or employees.

(c) Employee agrees that upon termination of his employment for any reason, he will surrender to the Company all Confidential Information (as defined in the Confidentiality Agreement) and, to the extent not included within the definition of “Confidential Information,” all electronic data, reports, manuals, procedures, guidelines, documents, writing, illustrations, models and other such materials produced by him or coming into his possession by virtue of his employment with the Company during the period of his employment and agrees that all such materials are at all times the property of the Company.  Employee shall be entitled to review, inspect and copy any of the Company information or material necessary for legal or other proceedings to which Employee is a party defendant by reason of the fact that he is or was an Employee of the Company.

(d) Employee and the Company acknowledge their respective execution of an agreement entitled “Agreement Relating to Inventions, Copyrights, and Confidentiality of Company or Customer Information” (the “Inventions Agreement”) and hereby agree that should any provision of this Agreement conflict with any provision of the Inventions Agreement, the provisions of the Inventions Agreement shall control.

6. Covenant Not to Compete.

(a) Subject to the provisions of Section 6(c) below, without the express prior written consent of the Corporate Governance Committee of the Board, Employee will not serve as an employee, officer, director or consultant, or in any other similar capacity or make investments (other than open market investments in no more than five percent (5%) of the outstanding stock of any publicly traded company) in or on behalf of any person, firm, corporation, association or other entity whose activities directly compete with the activities of the Company then existing (during all periods of Employee’s employment by the Company), or contemplated (as of the date he last worked on the Company’s behalf pursuant to this Agreement), as applicable, in those portions or areas of oil and gas basins in which the Company is active or as to which it has begun study or analysis, where such employment may involve working for or with, or assisting, such competitor with activities that are the same as or similar to activities Employee performed on behalf of the Company;

(b) Subject to the provisions of (c) of this section, without the express prior written consent of the Company, he will not solicit, recruit or hire, or assist any person, or entity in the solicitation, recruitment or hiring of any person engaged by the Company as an employee, officer, director or consultant; and

(c) Employee’s obligations under Sections 6(a) and (b) above shall continue in force during all periods of Employee’s employment by the Company, and after termination of employment for a period ending with the date of final payment of any cash severance compensation or other post-employment cash compensation, paid to Employee after the Term of Employment, provided that if the Company, in violation of the provisions of this Agreement, refuses or fails, within 60 days after written demand from Employee (unless an arbitral or court proceeding is being pursued in good faith), to pay Employee amounts to be paid by the Company hereunder, or if there has been a “Change of Control,” as defined in the Company’s Change of Control Severance Plan dated November 4, 2008 (“COC Severance Plan”), as such definition therein may be modified by duly adopted amendments thereto from time to time, then the provisions of Sections 6(a) and (b) above shall have no further force and effect after such failure to pay or Change of Control.

7. Separation From Service Under Section 409A.  The Employee’s termination of employment for all purposes under this agreement will be determined to have occurred in accordance with the “separation from service” requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and based on whether the facts and circumstances indicate that the Company and the Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Employee would perform after such date (as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period.  All references hereunder to the Employee’s termination of employment shall conform to this requirement whenever necessary to comply with Code Section 409A.

Upon termination of Employee’s employment hereunder in the circumstances described in Sections 8 through 12 below during the Term of Employment, Employee’s last day of employment by the Company shall be referred to herein as the “Termination Date.”  The date which is six months and 15 days following an Employee’s Termination Date shall be referred to herein as Employee’s “409A Date.”

It is the parties’ intention that the benefits and rights to which the Employee could become entitled in connection with the termination of employment covered under this Agreement comply with Section 409A of the Code.  If the Employee or the Company believes, at any time, that any of such benefits or rights do not so comply, he or it shall promptly advise the other party and shall negotiate reasonably and in good faith to amend the terms of such arrangement such that it complies with Section 409A (with the most limited possible economic effect on the Employee and on the Company).

8. Termination By the Company For Cause.  The Company may terminate Employee’s employment for “Cause,” which shall require the affirmative vote of a majority of the members (other than Employee, if applicable) of the Board then in office who have been or will have been directors for the two-year period ending on the latter of (i) the date notice of the meeting or written consent to take such action is first provided to directors, or (ii) the date of such meeting or consent, or those directors who have been nominated for election or elected to succeed such directors by a majority of such directors (the “Continuing Directors”).

"Cause" shall be defined as (i) commission of fraud against the Company, its subsidiaries, affiliates or customers, (ii) willful refusal without proper legal cause to faithfully and diligently perform Employee's duties as directed in the notice specified below, or correct or terminate those practices as described in such notice, or (iii) breach of Section 5 of this Agreement; provided that 30 days’ advance written notice from a majority of the Continuing Directors is provided to Employee in those instances covered by clauses (ii) and (iii) of this paragraph.

Upon Employee’s termination of employment hereunder for Cause, no payments shall be made to Employee hereunder, other than those to which Employee is entitled immediately prior to such termination for accrued but unpaid base salary, bonuses (if any), and any applicable benefits, and no acceleration of vesting or exercisability of any equity awards held by Employee and previously granted to Employee under the Company’s equity compensation plans shall take place.

9. Termination By Employee Upon 60 Days’ Notice Without Good Reason.  Unless otherwise expressly covered by the provisions of either Section 10 upon Employee’s termination of employment for Good Reason, or Section 12 upon Employee achieving Senior Officer Tenure, Employee may terminate his employment hereunder by providing at least 60 days’ prior written notice to the Chairman of the Board of the Company (unless the Compensation Committee of the Board has given its prior written consent to a lesser prior notice period).  If such prior notice is given as provided above:

(a) Employee shall be paid an amount equal to 75% of the sum of (x) the annual base salary being paid to Employee immediately prior to the Termination Date (“Base Salary”) and (y) the highest of the last three cash bonuses paid to Employee prior to the Termination Date (such sum being the “Annual Compensation Amount”).

(b) The total cash payments to be made by the Company to Employee under the provisions of this Section 9, shall be paid to Employee as follows:

(i) Two-thirds of such total cash payments shall be paid in a lump sum on Employee’s 409A Date, together with six months of interest calculated thereon at the short-term AFR rate published by the Internal Revenue Service for the month of the Termination Date (the “Interest Rate”); and

(ii) The remaining portion of such total cash payments shall be paid over a three-month period, commencing on the first or fifteenth day of the month immediately following the 409A Date, and shall be paid on a twice per month basis in equal installments.

(c) Effective immediately prior to such termination, but expressly subject to Employee having provided the 60 days’ prior notice (unless modified by the Compensation Committee of the Board) called for under the provisions of this Section 9, all outstanding unexercised options to purchase shares of common stock of the Company held by Employee immediately prior to the Termination Date (other than any award of options which has been outstanding less than 6 months prior to the Termination Date) shall immediately vest or be deemed to have vested, and otherwise Employee shall retain any such unexercised options with no change in the number of shares covered by such options, the date such options first become exercisable, the period over which they are exercisable, or their exercise price.

10. Termination Upon Death or Disability, by Employee for Good Reason, or by Company without Cause.

(a) Employee’s employment hereunder shall be terminated upon Employee’s death or Employee’s total and/or permanent disability (as total disability, permanent disability, or same or similar concepts are defined in the Company’s long-term disability plan in effect from time to time and under which Employee is covered, or if the Company has no long-term disability plan in effect and under which Employee is covered, at the time of Employee’s disability event, total and/or  permanent disability shall have the meaning provided in Section 22(e)(3) of the Code, as used herein "Permanent Disability").

(b) Employee may terminate Employee’s employment hereunder during the Term of Employment upon 60 days’ prior written notice to the Chairman of the Board of the Company if Good Reason, as defined, exists or has occurred within the prior 60 days.

“Good Reason” shall exist upon the occurrence of any one of the following without Employee’s consent:

(i) any reduction of Employee’s annual base salary by more than 10% per annum;

(ii) the Company requires Employee (without the consent of Employee) to be based at any place outside a 50 mile radius of Employee’s prior place of employment, except for reasonably required travel on the Company’s business, or, in the event Employee consents to any relocation beyond such 50-mile radius, the failure of the Company to pay (or reimburse Employee) for reasonable moving expenses incurred by Employee relating to a change of Employee’s principal residence in connection with such relocation;

(iii) a substantial reduction in Employee’s position or responsibilities;

(iv) any material breach by the Company of any provision of this Agreement;

(v) the Company makes an assignment for the benefit of the creditors of the Company or one or more of its material Subsidiaries or files a voluntary petition under the Federal Bankruptcy Code or state solvency law on behalf of the Company; or

(vi) any failure of any successor of the Company to assume or agree to perform, this Agreement, either as contemplated in Section 20 hereof or otherwise.

(c) The Company may terminate Employee’s employment hereunder during the Term of Employment without Cause upon 60 days’ prior written notice to Employee, provided that such termination by the Company shall require the affirmative vote of a majority of the Continuing Directors.

(d) Upon Employee’s termination of employment hereunder in those circumstances described above in this Section 10, Employee shall be paid an amount equal to 2.5 times his Annual Compensation Amount.

(e) The total cash payments to be made by the Company to Employee under the provisions of this Section 10, shall be paid to Employee as follows:

(i) Except in those circumstances covered by subparagraph (iii) below, 20% of such total cash payments shall be paid in a lump sum on Employee’s 409A Date, together with six months of interest calculated thereon at the Interest Rate;

(ii) Except in those circumstances covered by subparagraph (iii) below, the remaining portion of such total cash payments shall be paid over a twenty-four month period, commencing on the first or fifteenth day of the month immediately following the 409A Date, and shall be paid on a twice per month basis in equal installments;

(iii) Provided that in the event of Employee’s death during the Term of Employment, the Company shall pay the amounts required to be paid under this Agreement in a lump sum to the estate of Employee as soon as administratively possible after, but in any event not more than 90 days after, the date of the Employee’s death;

(iv) If either a Change of Control or Employee’s death occurs after Employee’s Termination Date but prior to Employee’s or Employee’s estate’s receipt of all cash payments to be made to Employee or Employee’s estate under Section 10(e)(i) or (ii) above, then any remaining amounts payable will instead be paid to Employee or Employee’s estate as soon as administratively possible, but in no event more than 90 days, following such Change of Control or Employee’s death.  For the purpose of this Section 10(e)(iv), Change of Control shall mean a change of control as defined in Treasury Regulations Section 1.409A-3(i)(5).

(f) Effective immediately prior to the termination of Employee’s employment in those circumstances described above in this Section 10, all outstanding unexercised equity awards held by Employee and previously granted to Employee under the Company’s equity compensation plans shall become 100% vested and 100% exercisable by Employee or by Employee’s estate, as applicable, and remain exercisable until expiration of each such award under its original terms.

11. Termination In Connection with Change of Control.

(a) Upon Employee’s termination of employment hereunder in those circumstances which entitle Employee to payment under the terms of the Company’s COC Severance Plan, as it may be duly amended from time to time, Employee shall be entitled to receive from the Company under the COC Severance Plan those cash amounts to be paid to Officers of the Company thereunder, plus an additional amount equal to 25% of the cash amounts provided to be paid under the COC Severance Plan to Officers of the Company, plus the benefits provided in the COC Severance Plan, including continuation of medical and dental insurance, matching 401-K plan contributions by the Company, and reimbursement of out-placement services, in each case as required to be paid under the terms of the Company’s COC Severance Plan as duly amended from time to time;

(b) In the Event of a Change of Control (as defined, respectively, in the Company’s 2001 Omnibus Stock Compensation Plan or 2005 Stock Compensation Plan, or any successor or replacement equity compensation plan adopted by the Company after the date hereof and under which equity awards are made to Employee), Employee shall be entitled to the acceleration of vesting and exercisability of awards held by Employee and previously granted under the Company’s equity compensation plans which is specified in such equity compensation plans, as such plans may be duly amended from time to time, but without regard to any such plans’ exclusion from accelerated vesting or exercisability upon a Change of Control of awards outstanding for less than a specific period of time set out in such plans.

(c) The additional cash payment to be made by the Company to Employee under the provisions of Section 11(a) shall be paid to Employee in a lump sum in cash on the same date as payments are made to Employee under the COC Severance Plan.

(d) Notwithstanding anything to the contrary in this Agreement, in the event that any payment, distribution, or other benefit provided by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to Employee an additional payment (a “Gross-up Payment”) in an amount such that after payment by Employee of all taxes on a Payment (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Employee retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon a Payment.  The Company and Employee shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment.  Employee shall notify the Company immediately in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and Employee) within fifteen days of the receipt of such claim.  The Company shall notify Employee in writing at least ten days prior to the due date of any response required with respect to such claim if it plans to contest such claim.  If the Company decides to contest such claim, Employee shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action.  Any Gross-Up Payment pursuant to this provision shall be paid on the first business day that is at least six months after the Employee’s termination of employment.  In any event, the Gross-Up Payment shall be made no later than the end of the Employee’s taxable year next following the taxable year in which the related Excise Tax is remitted to the Internal Revenue Service or any other applicable taxing authority.  If, as a result of the Company’s action with respect to a claim, Employee receives a refund of any amount paid by the Company with respect to such claim, Employee shall promptly pay such refund to the Company.  If the Company fails to timely notify Employee whether it will contest such claim or the Company determines not to contest such claim, then the Company shall within 10 days of such failure or determination pay to Employee the portion of such claim, if any, which it has not previously paid to Employee.

12. Termination by Employee Upon Achieving Senior Officer Tenure.

(a) Employee may terminate his employment hereunder during the Term of Employment upon Employee achieving Senior Officer Tenure, as defined below, and having provided, once Senior Officer Tenure has been achieved, at least six months’ prior written notice to the Company of Employee’s intention to terminate his employment hereunder, unless the Compensation Committee of the Company’s Board of Directors has given its prior consent to a lesser prior notice period.

(b) “Senior Officer Tenure” shall only be achieved when all of the following conditions are met:

(i) The one-year anniversary of this Agreement has occurred;

(ii) Employee has reached 55 years of age or older; and

(iii) Employee has been employed by the Company for a minimum of ten years.

(c) Upon Employee’s termination of employment after having achieved Senior Officer Tenure and having provided the required prior notice, Employee shall be paid an amount equal to 1.5 times his Annual Compensation Amount; provided that:

(i) if prior to receiving all cash payments to be made to Employee under this Section 12, Employee becomes entitled to an earlier lump sum payment under the Company’s COC Severance Plan, then in lieu of payment of the remaining amounts to be paid under this Section 12, Employee shall be paid the difference between the lump sum Change of Control payment to be paid under the Company’s COC Severance Plan and the amounts already paid to Employee under this Section 12, with such difference to be paid on such earlier payment date when payments are made to Company employees under the COC Severance Plan; and

(ii) if Employee has provided the notice under this Section 12 of Employee’s intention to terminate his employment hereunder, and Employee’s death or Disability occurs prior to Employee’s estate or Employee receiving all payments otherwise to be paid under the provisions of this Section 12, then in lieu of payment of the remaining amounts to be paid under this Section 12, Employee’s estate, or Employee, as applicable, shall be paid, as soon as administratively possible but in no event more than 90 days following Employee’s death or Disability, the difference between the total amount to be paid on death or Disability under Section 10 and the amounts already paid to Employee under this Section 12.

(d) Subject to the provisions of Section 12(c)(i) and (ii) above, the total cash payments to be made by the Company to Employee under the provisions of this Section 12, shall be paid to Employee as follows:

(i) One-third of such total cash payments shall be paid in a lump sum on the Employee’s 409A Date, together with six months of interest calculated thereon at the short-term AFR rate published by the Internal Revenue Service for the month of the Termination Date (the “Interest Rate”);

(ii) The remaining portion of such total cash payments shall be paid over a twelve-month period, commencing on the first or fifteenth day of the month immediately following the 409A Date, and shall be paid on a twice per month basis in equal installments.

(e) Effective immediately prior to termination of Employee’s employment in those circumstances described in this Section 12, but expressly subject to Employee having provided the required prior notice called for above under the provisions of this Section 12, all outstanding unexercised options to purchase shares of common stock of the Company held by Employee immediately prior to the Termination Date shall immediately vest or be deemed to have vested, and otherwise Employee shall retain any such unexercised options with no change in the number of shares covered by such options, the date such options first become exercisable, the period over which they are exercisable, or their exercise price.

(f) Effective immediately prior to Employee’s Termination Date in those circumstances described above in this Section 12, unless, following Employee’s giving prior written notice pursuant to Section 12(a) above of his intention to terminate his employment thereunder, a majority of those Continuing Directors who are “independent,” within the meaning prescribed by the rules and policies of the New York Stock Exchange or other exchange upon which the Company’s common stock is listed determine that (i) Employee has not adequately provided the services called for under Section 2 of this Agreement and any additional services reasonably requested by the Company, including but not limited to any appropriate action useful to facilitate the transition of his position as an officer of the Company to his designated successor, or (ii) Employee has otherwise failed to act in compliance with the Company’s Code of Ethics and Business Conduct, and if applicable its Code of Ethics for Senior Financial Officers and Principal Executive Officer, all unvested restricted stock or other equity awards (other than stock options, which are covered by the provisions of the immediately preceding paragraph) held by Employee and/or previously granted to Employee under the Company’s equity compensation plans shall become 100% vested and exercisable, if Employee has provided to the Company the services called for under Section 2 of this Agreement on a full-time basis for the full six-month period (or shorter period, if any, approved by the Compensation Committee) between the date of providing written notice of his intent to terminate his employment hereunder and his Termination Date;  provided that if after giving the required prior notice called for under the provisions of Section 12(a) above, Employee’s death occurs, or there is a Change of Control, then any such equity which is subject to the requirements of this Section 12(f) will instead be delivered as soon as administratively possible, but in no event more than 90 days, following such death or Change of Control.

13. Health and Life Insurance.  In the event Employee’s employment is terminated hereunder, the Company shall provide the following health and life insurance benefits:

(a) Upon Employee’s termination of employment under this Agreement other than upon Employee’s termination for Cause or upon Employee’s death, the Company shall be responsible for a one-year period following Employee’s Termination Date, the scheduled premium payments (on or before their due dates) on any universal life insurance policy covering Employee’s life which is in force immediately prior to the Termination Date; provided, however, that the Company shall be obligated to pay any such premiums only to the extent that, and on the same basis as, payments are made by the Company on the universal life insurance policies covering officers of the Company with same or similar coverage and further provided that during the period of six months immediately following the Employee’s Termination Date, the Employee shall be obligated to pay the Company the full cost for any such premium payments, and the Company shall reimburse the Employee for any such payments on the first business day that is more than six months after the Employee’s Termination Date, together with interest on such amount from the Termination Date through the date of payment at the Interest Rate.

(b) Upon Employee’s termination of employment under this Agreement other than upon a Change of Control (which shall be governed by the COC Severance Plan), Employee’s termination for Cause, or upon Employee’s death, the Company shall, at its expense, provide such medical and dental coverage as in effect immediately prior to the Termination Date for Employee and Employee’s then covered dependents until the end of the period designated for payments to be made hereunder.  Thereafter, Employee and his qualified beneficiaries shall be entitled to continue health insurance benefits, under and through the terms of the applicable COBRA law and regulations, at Employee’s own expense until the expiration of COBRA coverage.

(c) In the event of Employee’s death during the Term of Employment for a twelve-month period after his death the Company shall make available at its expense medical and dental insurance covering Employee’s spouse and his dependents (collectively, “Employee’s Beneficiaries”) who would have been covered (if the Term of Employment had continued) by the Company’s medical and dental insurance policies as then in effect, and (ii) thereafter for an additional six-month period, such medical and dental insurance in effect from time to time shall be provided to Employee’s Beneficiaries, with Employee’s Beneficiaries (or estate if applicable) to reimburse the Company for the cost of comparable coverage under the provisions of this clause (ii), unless otherwise prohibited by applicable law Thereafter, Employee and his qualified beneficiaries shall be entitled to continue health insurance benefits, under and through the terms of the applicable COBRA law and regulations, at Employee’s own expense until the expiration of COBRA coverage.

(d) Any taxable welfare benefits provided pursuant to this Section 13 that are not “disability pay” or “death benefits” within the meaning of Treasury Regulation Section 1.409A-1(a)(5) (collectively, the “Applicable Benefits”) shall be subject to the following requirements in order to comply with Section 409A of the Code.  The amount of any Applicable Benefit provided during one taxable year shall not affect the amount of the Applicable Benefit provided in any other taxable year, except that with respect to any Applicable Benefit that consists of the reimbursement of expenses referred to in Section 105(b) of the Code, a limitation may be imposed on the amount of such reimbursements over some or all of the applicable severance period, as described in Treasury Regulation Section 1.409A-3(i)(iv)(B).  To the extent that any Applicable Benefit consists of the reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.  No Applicable Benefit may be liquidated or exchanged for another benefit.

14. Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Texas.

15. Notice.  Any notice, payment, demand or communication required or permitted to be given by this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to and signed for by the party or to any officer of the party to whom the same is directed or if sent by registered or certified mail, return receipt requested, postage and charges prepaid, addressed to such party at its address set forth below such party's signature to this Agreement or to such other address as shall have been furnished in writing by such party for whom the communication is intended.  Any such notice shall be deemed to be given on the date so delivered.

16. Severability.  In the event any provisions hereof shall be modified or held ineffective by any court, such adjudication shall not invalidate or render ineffective the balance of the provisions hereof.

17. Entire Agreement.  This Agreement constitutes the sole agreement between the parties and supersedes any and all other agreements, oral or written, relating to the subject matter covered by the Agreement,  with the exception of (i) certain Indemnity Agreements which may exist between the Company and Employee, and which remain in force independent of this Agreement, and (ii) the terms of the Company’s equity compensation plans which are not otherwise specifically addressed in this Agreement.

18. Waiver.  Any waiver or breach of any of the terms of this Agreement shall not operate as a waiver of any other breach of such terms or conditions, or any other terms or conditions, nor shall any failure to enforce any provisions hereof operate as a waiver of such provision or any other provision hereof.

19. Assignment.  This Agreement is a personal employment contract and the rights and interests of Employee hereunder may not be sold, transferred, assigned or pledged.

20. Successors.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors (including specifically any successor to the Company by merger, reorganization or otherwise).

21. Disputes.

(a) Subject to Section 21(b) below, if a dispute arises under this Agreement arising out of, related to or in connection with, the payment of amounts provided hereunder to be paid by the Company to Employee, the timing of such payments or their calculation or, questions regarding the breach of the terms hereof or the issue of arbitrability (a “Dispute”), and the dispute cannot be settled through direct discussions by the parties within a reasonable amount of time, the Company and Employee agree that such disputes shall be referred to and finally resolved by, binding arbitration in accordance with the provisions of Exhibit A hereto.  The Company will pay the actual fees and expenses of the arbitrators, and the parties shall bear equally all other expenses of such arbitration, unless the arbitrators determine that a different allocation would be more equitable.  The award of the arbitrators will be the exclusive remedy of the parties for such disputes.

(b) Section 21(a) to the contrary notwithstanding, it is expressly agreed that if based upon events which take place after, by, on account of, or in connection with, a Change of Control it becomes necessary in Employee’s judgment for him to sue the Company in order to collect amounts to be paid to him under this Agreement or otherwise enforce his rights under this Agreement, then the Company will be obligated to pay both its own and Employee’s legal fees in such litigation, including the obligation of the Company to pay Employee’s legal fees within thirty days of receiving invoices therefor from Employee.

(c) Jurisdiction and venue of any action relating to this Agreement or Employee’s employment by the Company (subject to the provisions of Section 21(a) hereof), shall be in the state courts of Houston, Harris County, Texas.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto affixed their signatures hereunder as of the date first above written.

SWIFT ENERGY COMPANY

By: s/b Terry E. Swift
Name: Terry E. Swift
Title: Chairman of the Board and Chief
Executive Officer

"EMPLOYEE"

s/b James P. Mitchell.
James P. Mitchell

EXHIBIT A

DISPUTE RESOLUTION PROCEDURES

1. Applicable Law/Arbitration.  Venue for the arbitration provided under Section 18 (a) of the Agreement shall be in Houston, Harris County, Texas.  Except for the limited rights described in Paragraph 9 below, the parties waive their right to file a lawsuit in a court of law to prosecute any Dispute.

2. Negotiation.  When a Dispute has arisen and negotiations have reached an impasse, either party may give the other party written notice of the Dispute. In the event such notice is given, the parties shall attempt to resolve the Dispute promptly by negotiation.  Within ten (10) days after delivery of the notice, the receiving party shall submit to the other a written response. Thereafter, the parties shall promptly attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored.

3. Confidentiality of Settlement Negotiations.  All negotiations and proceedings pursuant to Paragraph 2 above are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and any additional confidentiality protections provided by applicable law.

4. Commencement of Arbitration.  If the Dispute has not been resolved by negotiation within fifteen (15) days of the disputing party’s notice, or if the parties have failed to confer within fifteen (15) days after delivery of the notice, either party may then initiate arbitration by providing written notice of arbitration to the other party.  In order to be valid, the notice shall contain a precise and complete statement of the Dispute. Within fifteen (15) days of receipt of the notice initiating arbitration, the receiving party shall respond by providing a written response which shall include its precise and complete response to the Dispute, and which includes any counter Dispute that the responding party may have.

5. Selection of Arbitrator(s).  The arbitration may be conducted and decided by a single person that is mutually agreeable to the parties and knowledgeable and experienced in the type of matter that is the subject of the Dispute if a single arbitrator can be agreed upon by the parties.  If the parties cannot agree on a single arbitrator within ten (10) days of the date of the response to the notice of arbitration, then the arbitration shall be determined by a panel of three (3) arbitrators.  To select the three arbitrators, each party shall, within ten (10) days of the expiration of the foregoing ten day period, select a person that it believes has the qualifications set forth above as its designated arbitrator, and such arbitrators so designated shall mutually agree upon a similarly qualified third person to complete the arbitration panel and serve as its chairman.  In the event that the persons selected by the parties are unable to agree upon a third member of the arbitration panel within ten (10) days after the selection of the latter of the two arbitrators, then he/she shall be selected from the CPR (as defined below) panel using the CPR rules.  Once selected, no arbitrator shall have any ex parte communications with either party.

6. Arbitration Process.  The arbitration hearing shall commence within a reasonable time after the selection of the arbitrator(s), as set by the arbitrator(s).  The arbitrator(s), shall allow the parties to engage in pre-hearing discovery, to include exchanging (i) requests for and production of relevant documents, (ii) up to fifteen (15) interrogatories, (iii) up to fifteen (15) requests for admissions, and producing for deposition and at the arbitration hearing, up to four (4) persons within each parties’ control.  Any additional discovery shall only occur by agreement of the parties or as ordered by the arbitrator(s) upon a finding of good cause.  The arbitration shall be conducted under the rules of the CPR International Institute for Conflict Prevention & Resolution (“CPR”) in effect on the date of notice of the Dispute for dispute resolution rules for non-administered arbitration of business disputes.  The parties may agree on such other rules to govern the arbitration that are not set out in this provision as they may mutually deem necessary.

7. Arbitration Decision.  The arbitrator(s) shall have the power to award interim relief, and to grant specific performance.  The arbitrator(s) may award interest at the Default Interest Rate.  Except as may be specifically limited elsewhere in this Financing Lease, the arbitrator’s decision may be based on such factors and evidence as the arbitrator(s) deems fit.  The arbitrator(s) shall be required to render a written decision to the parties no later than fifteen (15) days after the completion of the hearing.

8. Arbitration Award.  The award of a majority of the arbitrator(s) shall be final, conclusive and binding.  The award rendered by the arbitrator(s) may be entered in any court having jurisdiction in respect thereof, including any court in which an injunction may have been sought.

9. Injunctive Relief.  With respect to the Dispute, controversy or claim between the parties, nothing in this Exhibit A shall prevent a party from immediately seeking injunctive relief in a court to maintain the status quo during the arbitration.